Exhibit 99.2
Telular, #4177501
Telular Corporation fourth Quarter 2009 Earnings Conference Call
November 05, 2009, 1:30 PM PST
Operator: Good afternoon ladies and gentlemen and welcome to the Telular Corporation fourth Quarter Fiscal Year 2009 Earnings Conference call. At this time, all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero. As a reminder, this conference is being recorded today, November 5th, 2009. I would now like to turn the conference over to Brinlea Johnson of the Blue Shirt Group. Please go ahead, ma’am.
Brinlea Johnson: Good afternoon ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the fourth quarter and fiscal year ended September, excuse me, September 30th, 2009. By now, everyone should have received a copy of the company’s press release went out this afternoon. If you need a copy of the press release, please contact the Blue Shirt Group at 212 551 1453. On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer. Before we begin, I’d like to turn your attention to the fact that forward looking statements may be made during the course of the call and certain factors may cause actual results of performance to deter materially from what is implied by these forward looking statements. Please refer to the company’s ten k, another periodic filing with the Securities and Exchange Commission, for discussion of these factors. At this point, I’d like to turn the call over to Mr. Joe Beatty.
Joe Beatty: Thanks Brinlea. Good afternoon everyone. Welcome to Telular’s conference call to discuss financial results for the fourth quarter and fiscal year 2009. We had a good fourth quarter, reporting Telguard sales up 35% year over year and driving improved profitability in the business. During the quarter, we had a strong performance from Telguard activations and passed a significant milestone of over 500,000 total subscribers. Our recurring stream of Telguard and TankLink service revenues continue to grow and now represent 50% of total revenues. Looking ahead, I’m very optimistic about the continued growth of our Telguard business, and remain focused on driving long term growth and profitability throughout the business in 2010. I’ll go in more detail later on in the call, for now I’m going to turn the call over to Jonathan Charak, our CFO, to review the fourth quarter and fiscal year 2009 financials.
Jonathan Charak: Thank you Joe, good afternoon everybody. For the fourth quarter of 2009, Telular reported revenue of $12.2 million, roughly flat with last quarter. The company posted a strong quarter of profitability with net income of $1.4 million dollars, or $.09 per share, as compared to $39,000, or $0.00 per share, in the prior period. Fourth quarter net income included a benefit to cost of sales of $670,000 resulting from successfully negotiating the reduction of contractual loyalty liability that had been expensed over the previous 18 months. For the fourth quarter of 2009, income from continuing operations before non-cash items was $1.9 million, up sequentially from $1.1 million in the third quarter of 2009. It included the benefit to cross the sales of $670,000. Income from continual operations before non-cash items is a non-GAAP measure which adds back depreciation, amortization, and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business. In the full year 2009, Telular reported revenue of $47.2 million, and income from continuing operations of $2.3 million, or $0.13 per share.
Also for the full year, Telular reported income from continuing operations before noncash items, of 4.7 million dollars. Fourth quarter 2009 Telguard products and service revenues increased 35% to $10.2 million s from $7.6 million reported in the fourth quarter of 2008. Telguard product sales in the fourth quarter increased 56% to $4.5 million from $2.9 million in the same period last year. Additionally, Telguard service revenues increased 22% to $5.8 million from $4.7 million in the same period last year.
In the fourth quarter, we sold approximately 33,000 Telguard units and activated roughly 36,000 new Telguard subscribers, passing a significant milestone of 500,000 Telguard subscribers. They are building a steady stream of recurring revenue which accounted for 50% of total net revenue for the fourth quarter. Period end subscriber base reflect a continued favorable quarterly churn rate of about 1%.
Going forward, we expect Telguard unit sales to remain in the range of 30,000 to 35,000 per quarter, which will further fuel the growth of our recurring revenue. However, it is important to note that in the fourth quarter of the calendar year, unit sales will trend towards the lower end of this range, due to typical seasonality from the holiday season.
The average selling price per Telguard hardware units sold in the fourth quarter decreased $10 sequentially to $131 in to the mix of products sold and some targeted pricing action. Telguard service average revenue per unit, or ARPU, will remain flat sequentially, at $3 and 96 cents per month, in the fourth quarter of 2009. Bank links and terminal product sales were $1.7 million in the fourth quarter of 2009, flat with the third quarter of 2009.
Daily operations, we are doing a very good job of controlling costs and realizing operational efficiencies. We were able to reduce operating expenses in the quarter to $3.8 million from $4.2 million in the third quarter of 2009, despite flat revenue. This was the result of lower rear end compensation expense as well as legal fees for the period. Going forward, operating expenses are expected to be more in line with the first three quarters of fiscal 2009. This quarter, we continued to generate cash from continuing operations and our balance sheet remains strong with $17.9 in cash and no debt. The fiscal year 2009, we repurchased a total of over 4 million shares of our common stock. This represents 21% of shares outstanding at the beginning of the fiscal year. We still have $1.2 million available to buy back shares under the share repurchase program, previously authorized by our board, and we will buy back additional shares under this authorization, subject to share price levels.

Now I’d like to turn the call back to Joe, to go in to a more detailed discussion of our business and the longer term growth plans.
Joe Beatty: Thanks Jonathan. Telular reported a solid fourth quarter, ending 2009 with strong momentum in our Telguard business, and a steady stream of recurring revenues. This quarter we continued to lower operating expenses, generate profits, and maintain a strong balance sheet. In the fourth quarter, we saw solid year over year sales in our Telguard business, with unit sales right in line with previous guidance. While the weak economy has been negatively impacting our other lines of business, Telguard continues to prosper. As I mentioned on last quarter’s call, we believe that sales are being driven by consumers who are increasingly eliminating traditional telephone lines; thereby causing security dealers to install Telguard as the primary communications mode. This continues to occur despite the fact that security dealers are seeing above average overall attrition rates relating to the weak economy. We’re very optimistic about our Telguard business, and believe it will continue to perform well.
As Jonathan mentioned, going forward, we expect Telguard unit sales to remain in the range of 30 to 35,000 per quarter, which will fuel the growth of our recurring revenue. While our TankLink offerings are highly reliable, supply chain management solutions, they’ve been susceptible to weakness in the economy and sales have been slower than anticipated. We’ve implemented new leadership and are re-doubling our sales efforts so that as the economy rebounds, we will be well positioned as the leader in fuel lubricant and chemical tank monitoring.
We delivered strong terminal sales in the US this quarter, due to orders from several key customers. However, this was offset by weaker foreign sales, specifically in Latin America. Our terminal business incurs very little incremental operating expense, and it is a good contributor to our bottom line, notwithstanding lower revenues this fiscal year as compared to the past.
In summary, I’m pleased with our fourth quarter financial results, and I’m proud of the progress we made this year. We remain committed to maximizing shareholder value by delivering strong sales in our Telguard business and carefully expanding our opportunities in other attractive machine to machine vertical markets.
During 2009, we repurchased over 4 million shares of our common stock, which we believe was a highly attractive investment for the company. Our accelerating stream of recurring service revenue, which currently represents half of total revenue with Telular, is a highly valuable aspect of our business. Looking ahead in to 2010, we are focused on 5 key initiatives: building a steady recurring stream of service revenues, capitalizing on the rising wireless trend to drive Telguard ‘s sales, positioning TankLink and terminal marketing efforts for growth, continuing to tightly manage our cost structure, and generating cash to build shareholder value.
I look forward to keeping you updated on our progress. With that, I’d like to turn it over to the operator to coordinate any questions you might have.

Operator: Thank you, sir. We will now begin the question and answer session. If you have a question, please press the star followed by the 1 on your touch tone phone. If you would like to withdraw your question, press the star followed by the 2. If you are using speaker equipment, you will need to lift the handset before making your selection. And our first question comes from Ali Motamed, with Boston Partners, please go ahead.
Ali Motamed: Hi, great job guys. What’s your NOL balance again?
Joe Beatty: Thanks Ali, the NOL balance. Jon?
Jonathan Charak It’s around, $120 million I believe.
Ali Motamed: But we’re not going to be paying taxes for a long time, and now adjusted basically if we take away that benefit we would’ve basically earned almost 5 cents a share, that’s pretty much accurate?
Joe Beatty: For the quarter?
Ali Motamed: Yea
Joe Beatty: That benefit, ended up being about, plus the sales, 670?
Jonathan Charak: That’s about right, yep.
Ali Motamed: And so this is a pretty stable base, is effectively a $0.20 cent run rate, annually. And now, with the growth that we’re having in the subscription base, at a 50% contribution margin, we should be able to grow earnings $0.20 cents a year, theoretically, right? I mean, because we are basically adding $50 dollars a customer, 120,000 customers a year, that’s $6 million. So $6 million at 50% margin is about $3 million dollars and then we got 15 million shares so, I mean it’s pretty reasonable to assume we can keep growing this thing at this rate?
Joe Beatty: Yea I think your math is math that’s commonly done by people following the company, so I think you are modeling it correctly, just make sure you get the attrition in there of about 1% a quarter, which is what it was again this quarter. But yes, the guidance, you know we had a nice study run here, 30 to 35 quarter we feel good about.
Ali Motamed: Now, are we still buying back stock?
Joe Beatty: We have a $1.2 million left from our authorization from the past, so that cash is available to us and we plan to buy back shares subject to price levels in the market.
Ali Motamed: Ok, and anything we’re doing to perhaps bring a little more investor interest out here? I mean, almost everybody that owns this is a quant fund except us.
Joe Beatty: We, we are going to hit the road more, I mean the economy was weak for a while and we were building up I think to this nice run rate we have and this, wind at our back here with phone lines going away and our product becoming more standard rather than the exception. So I think it is a good time for us to make sure plenty of investors are aware of the story, so we’ll make a point to that.

Ali Motamed: Thank you very much, and great quarter and great work over the past year.
Joe Beatty: Thanks, Ali.
Operator: Ladies and gentleman, as a reminder, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. And our next question comes from Russ Silvestri, with Skiritai Capital.
Russ Silvestri: That would be Skiritai.
Operator: I apologize.
Russ Silvestri: I’ll let you go. Hey Joe.
Joe Beatty: Hey Russ, how you doing.
Russ Silvestri: Good. Can you tell me, I listened to the Brinks Home Security and they are having much higher churn than you. Can you talk a little bit about why you think your churn is much lower than the industry’s at this point in time?
Joe Beatty: Right, we saw those Brinks numbers as well; they added 10,000 and lost 30,000 to churn, so they were net losers for the quarter. I think the view of the industry is that Brinks, I guess now known as Broad to you, tends to have, get kind of lower end of the market. So I think the weak economy was probably more impactful to their customer base than the typical security dealer. I think we, on the other hand, are at the other end of the market, our residential base, given we’re still working our penetration up, I think our existing base tends to be the high-end of the residential market. So, these are folks that have, appear to have been much more insulated from the economic downturn, not only the average American but the Brinks customer base.
Russ Silvestri: Gotcha, and the second thing, can you tell us a little about your equipment and if you continue to see price degradation, just where you think you are on the competitive slate, and what’s causing the pricing to come under some pressure. I mean, obviously margins seem to be maintained reasonably well, but can you talk a little bit about the pricing pressure.
Joe Beatty: Sure. I think it is, the dominant issue is mix, we are becoming more, each quarter, more residential than commercial, we are 74% residential, I think across the base right now. And so when we sell more units in the residential end of the market, they are our lower priced units, so the ASP has come down. The percent margin can hang in there because they’re also lower cost units for us to make.
Having said that, I think we said in the discussion, we did take a little bit of selective price action. When we see a certain customer at the larger end of the market that we can, we’ll get some volume commitments from, we might be willing to be a little more aggressive on price. So we’re selectively doing a little pricing action, but I think a lot more of it has to do with a mix, just increasingly becoming more residential.

Russ Silvestri: And then maybe could you talk about your customer concentration?
Joe Beatty: Yes. I mean I don’t think the story is any different, I think a year ago it was, we had a quarter in which our largest customer, which we’ve revealed in the past, ADT, which is a lot of people’s largest customer, in the security space, they have a third of the market at least, diverted a lot of it’s new unit purchases to its sister company; and that impacted us a year ago this quarter. I think you’ve seen us build our volume over time and make up for that. ADT is still, and I think will always be, an important customer to us, but clearly over time as we add a higher proportion of other dealers, units on to our network, that gradually, the concentration gets diluted.
Russ Silvestri: Got it. Ok, but I mean is ADT, as a percentage, where do they end up?
Joe Beatty: Well, you know we’ll usually report that with a combination of our top two every quarter, and then together its 40, low 40s in terms of percentage.
Jonathan Charak: I think it’s 40s.
Joe Beatty: Mid 40s is very likely where this quarter will, our 10Q will have our top two customers. Our second one is at least 10% of that.
Russ Silvestri: Ok, and then last question. Have you been able to pick up, you know, new dealers, or, again, kinda going back to the ability, your ability to grow, I mean, is it, I understand the dynamics in terms of wire line going away, but are you, are your total number of dealers, or the number of dealers that are buying your equipment, is there some kind of growth that you can talk about there or numbers?
Joe Beatty: Well, I won’t talk numbers this quarter but we do track the numbers and that is exactly what we’ve been working on, we’ve got a really great service team in Atlanta that services our dealer base and they are very much motivated to find new dealers every quarter, and to increase the volume that we’re dealing with, with what we call the independent dealers. Those that are below the top five. Yea, we do definitely track and recruit new dealers are an ongoing basis. I suppose we can think about how much, how many numbers in future quarters that we might want to talk about but it is very much the focus of the effort at the Telguard sales team to get new dealers, have them learn how easy it is to install the product, and we’ve been really successful at it. If you looked at the last four quarters coming up from a year ago to where we’re at now in volume.
Russ Silvestri: All right, ok, I guess I should, just hoping to get a little more meat on the dealer numbers, I mean if you had X number of dealers, it is X plus 20%, x plus 15%, or you know, the x number of dealers that are doing more than, say, I don’t know, $20,000 a quarter with you kinda thing?
Joe Beatty: Let me take that away as something we can look at a little bit and see how best to maybe put some meat on that bone.
Russ Silvestri: Ok, thanks.

Joe Beatty: Thanks, Russ.
Operator: Thank you. And Mr. Beatty, there are no other questions at this time.
Joe Beatty: Great, thanks. Well we appreciate your attention and time, we feel good about this quarter and really the trend continues, I think, of Telguard. Home lines going away, wireless becoming more the norm than the exception, and our history of being the easiest to install and the most universal really paying off so we feel good about 2010 as we head in to it, and I appreciate your time. Thanks.
Operator: And ladies and gentlemen, this concludes the Telular Corporation fourth quarter fiscal year 2009 earnings conference call. If you would like to listen to a replay of today’s conference, please dial 303 590 3030, or you can also dial 1 800 406 7325. You will need to use access code 4177501. Again, that is 4177501.
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